EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

Nixxy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Title of Each Class of securities to be registered	Number of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Fees to be Paid	Common Stock	20,000,000	$3.21	(3)	$64,250,000	$9,836.68

	Total Offering Amounts		$-		64,250,000	$9,836.68
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)

Includes an aggregate of 20,000,000 shares of the Company’s (as defined herein) common stock, $0.0001 par value per share (the “Common Stock”) that may be sold from time to time pursuant to this registration statement.

(2)	The fee is calculated by multiplying the aggregate offering amount by $0.00015310, pursuant to Section 6(b) of the Securities Act of 1933.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for our common stock reported on the Nasdaq Capital Market on December 4, 2024 of $3.21. The shares offered hereunder may be sold by the Company from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.